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                                                                    Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements (File No. 333-43404, 333-69633, and 333-86137) on Forms S-3 and S-8 of Convergys
Corporation of our reports dated June 15, 2001 and September 18, 2000, except as to notes 23 and 24 which is as of June 15, 2001 and with respect to the consolidated balance sheets of Geneva Technology Limited and subsidiaries as of December 31, 2000 and May 31, 2000 and 1999, respectively, and the related consolidated profit and loss account and cash flow statement for the two-year period ended May 31, 2000 and the related consolidated profit and loss account, cash flow statement and statement of total recognized gains and losses for the year ended December 31, 2000 (none of which aforementioned financial statements are separately presented therein).


                                        /s/ KPMG
                                        ---------------------
                                        Cambridge, United Kingdom
                                        Chartered Accountants
                                        Registered Auditors

June 15, 2001